Exhibit (a)(1)(h)

FORMS OF REMINDER E-MAILS TO ELIGIBLE EMPLOYEES

Form of initial reminder e-mail to Eligible Employees:

As outlined in an e-mail dated February 13, 2007 and in the documents included with that e-mail, recently enacted Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% tax and interest charges) on stock options that were granted at a discount from fair market value (“discounted options”) and which vest after December 31, 2004.

You are receiving this e-mail because Microtune has determined that certain of your stock options may be affected by Section 409A because they were or may have been discounted stock options. Microtune has offered you the opportunity to avoid or limit the Section 409A impact by amending (depending on the specific stock option grant) certain stock options and, in the case of stock options with an exercise price equal to or less than $5.00, receiving a cash payment. Note that you must act by March 13, 2007 and accept the offer to avoid or limit the Section 409A impact. All of the details of Microtune’s offer to you are included in the e-mail dated February 13, 2007 from Jeffrey A. Kupp. For more information on how to participate in the offer you may contact Justin M. Chapman at:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629

Form of additional reminder e-mail to Eligible Employees:

As outlined in an e-mail dated February 13, 2007 and in the documents included with that e-mail, recently enacted Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% tax and interest charges) on stock options that were granted at a discount from fair market value (“discounted options”) and which vest after December 31, 2004.

You are receiving this e-mail because Microtune has determined that certain of your stock options may be affected by Section 409A because they were or may have been discounted stock options. Microtune has offered you the opportunity to avoid or limit the Section 409A impact by amending (depending on the specific stock option grant) certain stock options and, in the case of stock options with an exercise price equal to or less than $5.00, receiving a cash payment.

Note that you must act by March 13, 2007 and accept the offer to avoid or limit the Section 409A impact. All of the details of Microtune’s offer to you are included in the e-mail dated February 13, 2007 from Jeffrey A. Kupp. For more information on how to participate in the offer you may contact Justin M. Chapman at:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629